EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Coal Company
Signs Agreement with NRG Texas

Colorado Springs, CO – October 1, 2007 – Westmoreland Coal Company (AMEX:WLB) announced today that the Company’s Texas Westmoreland Coal Co. subsidiary (“Texas Westmoreland”) has entered into a new agreement with NRG Texas, LLC to continue to supply lignite from the Company’s Jewett Mine to NRG Texas’ Limestone Electric Generating Station.

The new agreement is a “cost-plus” arrangement under which NRG Texas will pay all of Texas Westmoreland’s agreed-upon production costs, capital expenditures and a per ton markup. The agreement removes ambiguity surrounding the relationships between the parties and confirms NRG Texas’ responsibility to pay for final reclamation at the Jewett Mine. The agreement will commence January 1, 2008 for a nominal term of ten years and Texas Westmoreland will supply approximately 6.7 million tons for 2008, provided that it meets certain conditions set forth in the agreement. The agreement provides NRG Texas with the option to determine the amount, if any, of future year purchases.

Keith E. Alessi, Westmoreland Coal Company’s President and CEO, said: “We are pleased to be able to continue to supply lignite to NRG Texas. We believe that the strategic advantages of our location adjacent to the Limestone Station provide NRG Texas with a competitively priced, reliable source of coal delivered by a dedicated and experienced workforce. We look forward to continuing this relationship.”

“NRG’s Limestone Electric Generating Station has had a long relationship with Westmoreland Coal Company’s Jewett Mine and we are pleased to have reached a mutually agreeable long-term solution where the mine will continue to support operations at the plant,” said Thad Hill, President of NRG Texas. “This agreement allows NRG to continue to operate Limestone units 1 and 2 on a mix of locally mined lignite and Powder River Basin coal.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600